                      Contact:
                      Wendy L. Raway   John R. Danielson     Judith T. Murphy
                      Media Relations  Investor Relations    Investor Relations
                      (612) 973-2429   (612) 973-2261        (612) 973-2264

U.S. BANCORP REPORTS RECORD OPERATING EARNINGS FOR 4TH QUARTER AND FULL YEAR
1998

-------------------------------------------------------------------------------------------------------------------------------
                                                             4Q         4Q       PERCENT    FULL YEAR   FULL YEAR   PERCENT
    EARNINGS SUMMARY                                        1998       1997       CHANGE      1998        1997       CHANGE
-------------------------------------------------------------------------------------------------------------------------------
    ($ in millions, except per-share data)
    Before nonrecurring items*:
        Operating earnings                                   $377.3      $335.5       12.5    $1,455.8    $1,255.2       16.0
        Operating earnings to common                          377.3       334.1       12.9     1,455.8     1,244.6       17.0
        Earnings per common share (diluted)                    0.52        0.45       15.6        1.96        1.68       16.7
        Cash earnings per common share (diluted)**             0.57        0.49       16.3        2.15        1.83       17.5

    Net income                                                349.2       288.9       20.9     1,327.4       838.5       58.3
    Earnings per common share (diluted)                        0.48        0.39       23.1        1.78        1.11       60.4
    Cash earnings per common share (diluted)**                 0.53        0.43       23.3        1.98        1.27       55.9

    Dividends paid per common share                           0.175       0.155       12.9        0.70        0.62       12.9
    Book value per common share (period-end)                   8.23        7.96        3.4

    Return on average common equity***(%)                      25.5        23.3                   24.1        22.0
    Return on average assets*** (%)                            2.03        1.91                   2.03        1.83

    Net interest margin (%)                                    4.78        4.99                   4.87        5.04
    Efficiency ratio*** (%)                                    49.8        47.5                   49.1        48.9
    Banking efficiency ratio****(%)                            43.2        46.5                   44.2        47.9

      * Net nonrecurring items totaled $(28.1) million, after-tax, in 4Q98 and $(46.6) million, after tax, in 4Q97. Net nonrecurring items totaled $(128.4) million, after tax, full year 1998, and $(416.7) million, after tax, full year 1997.

     ** calculated by adding amortization of goodwill and other intangible assets to net income

     ***    before nonrecurring items

    ****    before nonrecurring items; without investment banking and brokerage activity
-------------------------------------------------------------------------------------------------------------------------------

MINNEAPOLIS, January 20, 1999 -- U.S. Bancorp (NYSE: USB) today reported record operating earnings of $377.3 million, or $.52 per diluted share, for the fourth quarter of 1998, compared with $335.5 million, or $.45 per diluted share, in the fourth quarter of 1997. Operating earnings on a cash basis increased from $.49 per diluted share in the fourth quarter of 1997 to $.57 per diluted share, or
16.3 percent, in the fourth quarter of 1998. Return on average common equity and return on average

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 2


assets, excluding nonrecurring items, were 25.5 percent and
2.03 percent, respectively, in the fourth quarter of 1998, compared with returns, excluding nonrecurring items, of 23.3 percent and 1.91 percent in the fourth quarter of 1997.

      Including nonrecurring, merger-related charges of $28.1 million, after-tax, the Company recorded net income for the fourth quarter of 1998 of $349.2 million, or $.48 per diluted share, compared to $288.9 million, or $.39 per diluted share, in the fourth quarter of 1997.

      Operating earnings for the full year 1998 were $1,455.8 million, or $1.96 per diluted share, compared to $1,255.2 million, or $1.68 per diluted share, for the full year 1997. The positive year-over-year results were driven by growth in noninterest income and a decrease in noninterest expense from core banking activity, resulting primarily from the cost savings achieved from the acquisition of the former U.S. Bancorp ("USBC") of Portland, Oregon. Comparisons to prior periods are affected by the May 1, 1998, acquisition of Piper Jaffray Companies Inc. ("Piper Jaffray"). Excluding Piper Jaffray, noninterest income, before nonrecurring items, increased by $237.6 million, or 14.8 percent, and noninterest expense, before nonrecurring items, decreased by $87.8 million, or
3.8 percent. Including nonrecurring items of $128.4 million, the Company recorded net income for the full year 1998 of $1,327.4 million, or $1.78 per diluted share, compared to net income of $838.5 million, or $1.11 per diluted share, in 1997.

      U.S. Bancorp's Chairman, President and Chief Executive Officer, John F. Grundhofer, said, "1998 was a year marked by tremendous change for our employees and customers. The successful integration of the banking operations of First Bank System, Inc. and the former U.S. Bancorp of Portland, Oregon was our primary focus and achievement for the year. In addition, we expanded our array of solutions for our business clients and private banking customers with the May 1998 acquisition of Piper Jaffray, a full-service investment banking and securities company. Our continued focus on providing solutions for customers and creating value for our shareholders has served us well, even through the volatile economic times we experienced during the past year. Our strong fourth quarter and full year profitability ratios and earnings per share growth are among the best in the industry, and we are well-positioned to make the most of our new opportunities during 1999 and beyond."

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 3

      Earnings in the fourth quarter of 1998 included after-tax nonrecurring, merger-related charges of $28.1 million, including charges associated with USBC, Piper Jaffray and Zappco, Inc. Since August of 1997, after-tax merger-related items associated with the acquisition of USBC have totaled $546.3 million. No additional charges for USBC are expected to be incurred. Approximately $12 million, after-tax, in merger-related charges are expected to be incurred with respect to Piper Jaffray in 1999.

      Operating earnings for the fourth quarter reflected growth in core banking noninterest income and a decrease in core banking noninterest expense from the fourth quarter of 1997. Without the Piper Jaffray acquisition, noninterest income, before nonrecurring items, increased by $51.3 million, or 12.2 percent, reflecting growth in credit card fee revenue, trust and investment management fees, and other fees. On the same basis, noninterest expense, before nonrecurring items, declined by $24.8 million, or 4.3 percent. The banking efficiency ratio (the ratio of expenses to revenues without the impact of investment banking and brokerage activity), before nonrecurring items, for the fourth quarter of 1998 was 43.2 percent, compared to 46.5 percent in the fourth quarter of 1997.

      Net charge-offs in the fourth quarter of 1998 were $118.2 million, higher than the third quarter of 1998 net charge-offs of $106.1 million and the fourth quarter of 1997 net charge-offs of $103.3 million. The increases were primarily a result of growth in consumer loan balances, excluding residential mortgages, and higher fraud losses. Net charge-offs were .81 percent of average loans in the fourth quarter of 1998, compared to .75 percent in both the third quarter of 1998 and fourth quarter of last year. Nonperforming assets increased from $292.0 million at September 30, 1998, to $304.3 million at December 31, 1998. Consumer loans (excluding first mortgage loans) 30 days or more past due were 2.16 percent of loans outstanding at December 31, 1998, above the 2.04 percent at September 30, 1998, but below the 2.30 percent at December 31, 1997. The ratio of allowance for credit losses to nonperforming loans continued to indicate strong reserve coverage of 359 percent at December 31, 1998.

      In December, the Company purchased a $900 million portfolio of high-loan-to-value ("high-LTV") second mortgage loans, together with the related servicing rights. Both the yields and credit costs associated with these loans are expected to be higher than the typical home equity loans originated by the Company. The Company has experience in originating and servicing high-LTV

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 4

loans and, given the purchase price paid for the portfolio, expects to earn unusually high returns on the transaction.

-------------------------------------------------------------------------------------------------------------------------------
    INCOME STATEMENT HIGHLIGHTS
-------------------------------------------------------------------------------------------------------------------------------
    (Taxable-equivalent basis, $ in millions,
          except per-share data)                             4Q         4Q         PERCENT  FULL YEAR   FULL YEAR     PERCENT
                                                            1998       1997         CHANGE    1998        1997         CHANGE
                                                         ---------------------------------------------------------------------
    Net interest income                                      $787.1      $784.7        0.3    $3,111.9    $3,106.0        0.2
    Provision for credit losses*                              101.0        90.0       12.2       379.0       365.3        3.8
    Noninterest income*                                       620.1       420.5       47.5     2,244.0     1,602.2       40.1
    Noninterest expense*                                      701.2       572.8       22.4     2,627.8     2,300.7       14.2
                                                         -----------------------           ------------------------
    Income before taxes and
        nonrecurring items                                    605.0       542.4       11.5     2,349.1     2,042.2       15.0
    Taxable-equivalent adjustment                              12.8        13.7      (6.6)        51.3        57.9     (11.4)
    Income taxes*                                             214.9       193.2       11.2       842.0       729.1       15.5
                                                         -----------------------           ------------------------

    Income before nonrecurring items                          377.3       335.5       12.5     1,455.8     1,255.2       16.0
    Net nonrecurring items (after-tax)                       (28.1)      (46.6)        nm      (128.4)     (416.7)         nm
                                                         -----------------------           ------------------------
    Net income                                               $349.2      $288.9       20.9    $1,327.4      $838.5       58.3
                                                         -----------------------           ------------------------
                                                         -----------------------           ------------------------
    Net income to common                                     $349.2      $287.5       21.5    $1,327.4      $827.9       60.3
                                                         -----------------------           ------------------------
                                                         -----------------------           ------------------------

    Per diluted common share:
        Earnings, before nonrecurring items                   $0.52       $0.45       15.6       $1.96       $1.68       16.7
                                                         -----------------------           ------------------------
        Earnings on a cash basis,
            before nonrecurring items**                       $0.57       $0.49       16.3       $2.15       $1.83       17.5
                                                         -----------------------           ------------------------

        Net income                                            $0.48       $0.39       23.1       $1.78       $1.11       60.4
                                                         -----------------------           ------------------------
                                                         -----------------------           ------------------------
        Earnings on a cash basis**                            $0.53       $0.43       23.3       $1.98       $1.27       55.9
                                                         -----------------------           ------------------------
                                                         -----------------------           ------------------------

     *  before effect of nonrecurring items
    **  calculated by adding amortization of goodwill and other intangible assets to net income
-------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME

         Fourth quarter net interest income on a taxable-equivalent basis was $787.1 million, compared to $784.7 million recorded in the fourth quarter of 1997. Average earning assets for the period increased by $3.0 billion, or 4.8 percent, driven by core commercial and consumer loan growth, partially offset by reductions in securities and residential mortgages. Net interest income rose only

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 5

modestly, due to a decline in net interest margin. The decline in the margin resulted from growth in Payment Systems' noninterest-bearing assets, including corporate and purchasing card loan balances, the funding required for the Piper Jaffray acquisition and the share repurchase program, and margin compression in the commercial loan portfolio.

      Excluding residential mortgage loans, average loans for the fourth quarter were higher by $4.4 billion, or 8.7 percent, than fourth quarter of 1997, reflecting strong growth in commercial loans and home equity and second mortgages.

      Average securities available-for-sale for the fourth quarter of 1998 were lower than the fourth quarter of 1997 by $1.3 billion, reflecting both maturities and sales of securities.

--------------------------------------------------------------------------------------------------------------------------
    AVERAGE LOANS
------------------------------------------------------------------------------------------------------------------------
    ($ in millions)                                  4Q           4Q         PERCENT  FULL YEAR   FULL YEAR     PERCENT
                                                    1998         1997         CHANGE    1998         1997        CHANGE
                                                 -------------------------------------------------------------------------
    Commercial                                       $25,844      $23,276       11.0     $24,608      $22,466       9.5
    Commercial real estate                            11,057       10,407        6.2      10,781       10,292       4.8
                                                 -------------------------           -------------------------
        Total commercial                              36,901       33,683        9.6      35,389       32,758       8.0

    Home equity and second mortgage                    6,439        5,760       11.8       6,130        5,555      10.4
    Credit card                                        4,084        3,964        3.0       4,021        3,702       8.6
    Other                                              7,022        6,660        5.4       6,803        6,894     (1.3)
                                                 -------------------------           -------------------------
        Total consumer, excl. residential             17,545       16,384        7.1      16,954       16,151       5.0

    Residential mortgage                               3,202        4,319     (25.9)       3,636        4,604    (21.0)
                                                 -------------------------           -------------------------

    Total loans                                      $57,648      $54,386        6.0     $55,979      $53,513       4.6
                                                 -------------------------           -------------------------
                                                 -------------------------           -------------------------

    Total loans, excluding residential mortgages     $54,446      $50,067        8.7     $52,343      $48,909       7.0
                                                 -------------------------           -------------------------
                                                 -------------------------           -------------------------

--------------------------------------------------------------------------------------------------------------------------

      Net interest income on a taxable-equivalent basis for the full year 1998 was $3,111.9 million, slightly higher than the $3,106.0 million recorded in the full year 1997. During 1998, average earning assets grew by $2.2 billion, or 3.6 percent, primarily due to core commercial and consumer loan growth, partially offset by reductions in securities and residential mortgages. The net interest

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 6

margin declined from 5.04 percent in 1997 to 4.87 percent in 1998, primarily as a result of growth in Payment Systems' noninterest-bearing assets, the funding required for the Piper Jaffray acquisition and the share repurchase program, and margin compression in the commercial loan portfolio.

      Excluding residential mortgage loans, average loans for 1998 were higher by $3.4 billion, or 7.0 percent. Average securities for 1998 were lower than 1997 by $1.0 billion, or 14.6 percent, reflecting both maturities and sales of securities.

      Average noninterest-bearing deposits were higher in both the fourth quarter and the full year 1998, compared to the fourth quarter and the full year 1997, by 6.2 percent and 6.4 percent, respectively.

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 7

------------------------------------------------------------------------------------------------------------------------------
    NONINTEREST INCOME
------------------------------------------------------------------------------------------------------------------------------
    ($ in millions)                                          4Q         4Q       PERCENT   FULL YEAR   FULL YEAR   PERCENT
                                                            1998       1997       CHANGE      1998       1997       CHANGE
                                                         --------------------------------------------------------------------
    Credit card fee revenue                                  $144.3      $123.1       17.2     $574.8      $418.8       37.2
    Trust and investment management fees                      105.3        88.8       18.6      413.0       348.0       18.7
    Service charges on deposit accounts                       107.0       101.2        5.7      406.0       396.2        2.5
    Investment products fees and commissions                   78.0        16.7      367.1      229.7        65.7      249.6
    Trading account profits and commissions                    40.2         7.1      466.2      118.1        30.9      282.2
    Investment banking revenue                                 33.1         --          nm      100.4        --           nm
    Other                                                     112.2        83.6       34.2      402.0       342.6       17.3
                                                         -----------------------           -----------------------
        Subtotal*                                             620.1       420.5       47.5    2,244.0     1,602.2       40.1

    Net securities gains                                        --          --                   12.6         3.6
    Gain on credit card portfolio sale                          --          --                    --          9.4
                                                         -----------------------           -----------------------

        Nonrecurring gains                                      --          --                   12.6        13.0
                                                         -----------------------           -----------------------

    Total noninterest income                                 $620.1      $420.5              $2,256.6    $1,615.2
                                                         -----------------------           -----------------------

    * Excluding Piper Jaffray, 4Q98 fee income, before nonrecurring items, would have increased by $51.3 million, or 12.2%.
------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME

      Fourth quarter noninterest income, before nonrecurring items, was $620.1 million, an increase of $199.6 million, or 47.5 percent, from the same quarter of 1997. The increase for the quarter without the Piper Jaffray acquisition was $51.3 million, or 12.2 percent. Credit card fee revenue increased by $21.2 million, or 17.2 percent. Credit card fee revenue in the fourth quarter of 1998 was affected by the loss of a portion of the U.S. Government purchasing card business. The new contracts were effective December 1, 1998. As a result, the Company expects a more moderate growth rate in credit card fee revenue in 1999, and on a pro forma basis, a reduction in earnings per share of $.05 annually. Trust and investment management fees were up over the fourth quarter of 1997 by $16.5 million, or 18.6 percent, due to growth in the corporate, institutional and personal trust businesses and the addition of Piper Jaffray. Investment products fees and commissions, trading account profits and commissions and investment banking revenue were higher, principally due to the acquisition of Piper

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 8

Jaffray. Other noninterest income was higher than the fourth quarter of 1997 by $28.6 million, or 34.2 percent. Without Piper Jaffray, other noninterest income increased by $16.4 million, or 19.6 percent.

      Noninterest income, before nonrecurring items, for the full year 1998 was $2,244.0 million, an increase of $641.8 million, or 40.1 percent, over the full year 1997. Excluding Piper Jaffray, noninterest income, before nonrecurring items, increased by $237.6 million, or 14.8 percent, primarily as a result of strong growth in credit card fee revenue and trust and investment management fees.

-------------------------------------------------------------------------------------------------------------------------------
    NONINTEREST EXPENSE
-------------------------------------------------------------------------------------------------------------------------------
    ($ in millions)
                                                             4Q         4Q       PERCENT    FULL YEAR   FULL YEAR   PERCENT
                                                            1998       1997       CHANGE      1998        1997       CHANGE
                                                         ---------------------------------------------------------------------
    Salaries and employee benefits                           $382.1      $289.5       32.0    $1,433.2    $1,186.7       20.8
    Net occupancy                                              46.8        45.7        2.4       187.4       182.0        3.0
    Furniture and equipment                                    39.0        38.0        2.6       153.4       165.4      (7.3)
    Goodwill and other intangible assets                       37.2        31.0       20.0       143.7       113.3       26.8
    Professional services                                      26.4        22.8       15.8        71.3        70.3        1.4
    Telephone                                                  18.0        14.9       20.8        69.7        59.7       16.8
    Advertising and marketing                                  19.4        14.4       34.7        67.2        56.6       18.7
    Other personnel costs                                      12.7        19.5     (34.9)        53.0        66.6     (20.4)
    Other                                                     119.6        97.0       23.3       448.9       400.1       12.2
                                                         -----------------------           ------------------------
        Subtotal*                                             701.2       572.8       22.4     2,627.8     2,300.7       14.2

    Nonrecurring charges                                       44.1        71.4                  216.5       511.6
                                                         -----------------------           ------------------------

    Total noninterest expense                                $745.3      $644.2               $2,844.3    $2,812.3
                                                         -----------------------           ------------------------

    * Excluding Piper Jaffray, 4Q98 noninterest expense, before nonrecurring items, would have decreased by $24.8 million, or 4.3%.
-------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE

     Fourth quarter noninterest expense, before nonrecurring items, totaled $701.2 million, an increase of $128.4 million, or 22.4 percent, from the fourth quarter of 1997. Without the effect of Piper Jaffray, noninterest expense, before nonrecurring items, decreased by $24.8 million, or 4.3 percent. The favorable variance in expense primarily reflects the expense savings from the integration of

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 9

USBC, with year-over-year reductions in salaries and employee benefits, other personnel expense, net occupancy, and furniture and equipment.

     The $44.1 million of nonrecurring, merger-related expenses incurred in the fourth quarter of 1998 included $39.0 million of conversion expense for USBC and $4.4 million related to the acquisition of Piper Jaffray.

     Noninterest expense, before nonrecurring items, totaled $2,627.8 million for the full year 1998, an increase of $327.1 million, or 14.2 percent, over the full year 1997. Excluding Piper Jaffray, noninterest expense, before nonrecurring items, decreased by $87.8 million, or 3.8 percent, primarily due to savings related to the acquisition of USBC, with the largest favorable variances occurring in salaries and benefits, furniture and equipment, other personnel, and net occupancy.

---------------------------------------------------------------------------------------------------------------
    ALLOWANCE FOR CREDIT LOSSES
---------------------------------------------------------------------------------------------------------------
    ($ in millions)                                   4Q          3Q          2Q         1Q          4Q
                                                     1998        1998        1998       1998        1997
                                                  -----------------------------------------------------------

    Balance, beginning of period                       $980.1      $981.8     $995.5    $1,008.7    $1,019.9

    Net charge-offs
         Commercial                                      17.7        16.7       16.7        14.1        14.7
         Consumer                                       100.5        89.4       90.0        89.1        88.6
                                                  -----------------------------------------------------------
         Total                                          118.2       106.1      106.7       103.2       103.3

    Provision for credit losses                         101.0        95.0       93.0        90.0        90.0
    Acquisitions and other additions                     38.0         9.4         --         --          2.1
                                                  -----------------------------------------------------------

    Balance, end of period                           $1,000.9      $980.1     $981.8      $995.5    $1,008.7
                                                  -----------------------------------------------------------

    Net charge-offs to average loans (%)                 0.81        0.75       0.77        0.77        0.75
    Allowance for credit losses to
         period-end loans (%)                            1.69        1.72       1.76        1.81        1.84

---------------------------------------------------------------------------------------------------------------

CREDIT QUALITY

      Total net charge-offs in the fourth quarter of 1998 were $118.2 million, higher than the third quarter of 1998 net charge-offs of $106.1 million and the fourth quarter of 1997 net charge-offs of

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 10


$103.3 million. Consumer loan net charge-offs of $100.5 million were $11.1 million higher than the third quarter of 1998 and higher than the same period of 1997 by $11.9 million, reflecting growth in the portfolio, excluding residential mortgages, and an increase in fraud losses. Credit card loan net charge-offs were 4.16 percent of average loans for the fourth quarter of 1998, lower than the third quarter of 1998 ratio of 4.26 percent, but higher than the fourth quarter of 1997 ratio of 3.87 percent. Other consumer loan net charge-offs were
1.67 percent of average loans for the fourth quarter of 1998, higher than the third quarter of 1998 ratio of 1.35 percent and the fourth quarter of 1997 ratio of 1.53 percent.

      Commercial loan net charge-offs were $17.7 million for the fourth quarter, slightly higher than the $16.7 million in the third quarter of 1998 and $14.7 million in the fourth quarter of 1997.

----------------------------------------------------------------------------------------------------------------------
CONSUMER CREDIT
----------------------------------------------------------------------------------------------------------------------
(Percent)                                                  DEC 31     SEP 30      JUN 30      MAR 31      DEC 31
                                                            1998       1998        1998        1998        1997
                                                         ----------------------------------------------------------
Net Charge-off Ratios:*
           Credit cards                                        4.16        4.26        4.84        4.20       3.87
           Other consumer                                      1.67        1.35        1.29        1.47       1.53
               Subtotal, excl. first mortgage                  2.25        2.04        2.13        2.13       2.10

           First mortgage                                      0.12        0.14        0.17        0.25       0.17
               Total consumer                                  1.92        1.72        1.77        1.76       1.70

Delinquency Ratios (including NPLs):
           Total consumer, excl. first mortgage
               Past due 30+ days                               2.16        2.04        1.97        1.92       2.30
               Past due 90+ days                               0.56        0.53        0.48        0.50       0.48

           Total consumer
               Past due 30+ days                               2.39        2.30        2.31        2.38       2.76
               Past due 90+ days                               0.75        0.72        0.70        0.77       0.70

*  annualized and calculated on average loan balances
----------------------------------------------------------------------------------------------------------------------

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 11

        Consumer loans (excluding first mortgage loans) 30 days or more past due were 2.16 percent of the portfolio at December 31, 1998, compared with 2.04 percent at September 30, 1998, and 2.30 percent at December 31, 1997.

--------------------------------------------------------------------------------------------------------------
   ASSET QUALITY
--------------------------------------------------------------------------------------------------------------
   ($ in millions)
                                                   DEC 31     SEP 30      JUN 30      MAR 31      DEC 31
                                                    1998       1998        1998        1998        1997
                                                 ----------------------------------------------------------
   Nonperforming loans
        Commercial                                   $165.7      $149.4      $140.2      $161.5     $179.1
        Commercial real estate                         52.7        57.7        68.9        61.3       60.3
        Consumer                                       60.5        62.0        64.4        70.1       57.7
                                                 ----------------------------------------------------------
        Total                                         278.9       269.1       273.5       292.9      297.1

   Other real estate                                   14.3        15.5        17.3        21.6       30.1
   Other nonperforming assets                          11.1         7.4         9.6        10.9       12.3
                                                 ----------------------------------------------------------

   Total nonperforming assets*                       $304.3      $292.0      $300.4      $325.4     $339.5
                                                 ----------------------------------------------------------

   Accruing loans 90 days past due                   $106.8       $93.9       $86.6       $91.7      $93.8
                                                 ----------------------------------------------------------

   Allowance to nonperforming loans (%)                 359         364         359         340        340
   Allowance to nonperforming assets (%)                329         336         327         306        297
   Nonperforming assets to loans
        plus ORE (%)                                   0.51        0.51        0.54        0.59       0.62

   *  does not include accruing loans 90 days past due
--------------------------------------------------------------------------------------------------------------

      The allowance for credit losses was $1,000.9 million at December 31, 1998, up from $980.1 million at September 30, 1998. The ratio of allowance for credit losses to nonperforming loans was 359 percent at December 31, 1998, compared to 364 percent at September 30, 1998, and 340 percent at December 31, 1997.

         Nonperforming assets at December 31, 1998, totaled $304.3 million, higher by $12.3 million, or 4.2 percent, than September 30, 1998, but lower by $35.2 million, or 10.4 percent, than December 31, 1997. The ratio of nonperforming assets to loans and other real estate was .51 percent at

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 12

December 31, 1998, equal to the ratio at September 30, 1998, and lower than the ratio at December 31, 1997, of .62 percent.

--------------------------------------------------------------------------------------------------------------
   CAPITAL POSITION
--------------------------------------------------------------------------------------------------------------
   (Percent)                                       DEC 31     SEP 30      JUN 30      MAR 31      DEC 31
                                                    1998       1998        1998        1998        1997
                                                 ----------------------------------------------------------
   Common equity to assets                              7.8         8.0         8.3         8.6        8.3
   Tangible common equity to assets*                    6.0         6.2         6.5         7.4        7.0
   Tier 1 capital ratio                                 6.5         6.8         7.2         7.8        7.4
   Total risk-based capital ratio                      10.9        11.4        11.5        11.9       11.6
   Leverage ratio                                       6.8         7.0         7.4         7.7        7.3

   *  calculated by deducting goodwill from common equity and assets
--------------------------------------------------------------------------------------------------------------

CAPITAL

      At December 31, 1998, the common-equity-to-assets ratio was 7.8 percent, lower than the ratio at September 30, 1998, of 8.0 percent and the ratio at December 31, 1997, of 8.3 percent. The decline in the capital ratio is primarily a result of the Company's share repurchase program.

---------------------------------------------------------------------------------------------------------------------------
   COMMON SHARES
---------------------------------------------------------------------------------------------------------------------------
   (Millions)
                                                         4Q            3Q            2Q            1Q            4Q
                                                        1998          1998          1998          1998          1997
                                                    ----------------------------------------------------------------------
   Beginning shares outstanding                             730.7         739.7         742.5         739.9         735.1

   Shares issued for stock option and stock
     purchase plans and other corporate purposes              1.7           2.4           3.8           2.6           4.9
   Shares repurchased                                       (6.6)        (11.4)         (6.6)            --         (0.1)
                                                    ----------------------------------------------------------------------
   Ending shares outstanding                                725.8         730.7         739.7         742.5         739.9
                                                    ----------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

U.S. Bancorp Reports Fourth Quarter 1998 Results
January 20, 1999
Page 13

      On June 9, 1998, the Company announced a share repurchase program of up to $2.5 billion of common stock over the period ending March 31, 2000. During the fourth quarter, the Company repurchased 6.6 million shares for a total dollar value of $240 million in both open market and privately negotiated transactions. The Company has repurchased 24.6 million shares under this program for a total dollar value of $963 million.

         Minneapolis-based U.S. Bancorp ("USB"), with $76 billion in assets, is the 13th largest bank holding company in the nation and operates approximately 1,000 banking offices in 17 Midwestern and Western states. The Company provides comprehensive banking, trust, investment and payment systems products and services to consumers, businesses and institutions. It operates a network of 4,800 ATMs and provides 24-hour, seven-days-a-week telephone customer service. The Company offers full-service brokerage services at approximately 100 offices in the West and Midwest through U.S. Bancorp Piper Jaffray Companies Inc., the 11th largest brokerage in the nation. The Company is the largest provider of Visa corporate and purchasing cards in the world, and is one of the largest providers of corporate trust services in the nation.



FORWARD-LOOKING STATEMENTS

         This press release includes forward-looking statements that involve inherent risks and uncertainties. U.S. Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which the Company operates, inflation, fluctuations in interest rates, legislation and governmental regulation, Year 2000 issues, and the progress of integrating the former U.S. Bancorp.

U. S. Bancorp
CONSOLIDATED STATEMENT OF INCOME

                                                                       Three Months Ended                     Year Ended
                                                               ------------------------------------------------------------------
                                                               December 31       December 31       December 31       December 31
(Dollars in Millions, Except Per Share Data)                          1998              1997              1998              1997
                                                               ------------------------------------------------------------------
INTEREST INCOME                                                            (Unaudited)
Loans                                                             $1,245.2          $1,222.6          $4,921.8          $4,784.5
Securities:
   Taxable                                                            68.2              90.5             303.6             371.5
   Exempt from federal income taxes                                   15.5              16.6              62.8              68.1
Other interest income                                                 34.0              18.8             119.2              69.5
                                                               ------------------------------------------------------------------
          Total interest income                                    1,362.9           1,348.5           5,407.4           5,293.6

INTEREST EXPENSE
Deposits                                                             332.4             359.1           1,391.0           1,436.8
Federal funds purchased and repurchase agreements                     36.3              42.4             153.6             183.0
Other short-term funds borrowed                                       13.9              19.4              59.1             117.6
Long-term debt                                                       186.7             144.4             672.7             459.0
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding solely the
  junior subordinated debentures of the parent company                19.3              12.2              70.4              49.1
                                                               ------------------------------------------------------------------
          Total interest expense                                     588.6             577.5           2,346.8           2,245.5
                                                               ------------------------------------------------------------------
Net interest income                                                  774.3             771.0           3,060.6           3,048.1
Provision for credit losses                                          101.0              90.0             379.0             460.3
                                                               ------------------------------------------------------------------
Net interest income after provision for credit losses                673.3             681.0           2,681.6           2,587.8
NONINTEREST INCOME
Credit card fee revenue                                              144.3             123.1             574.8             418.8
Trust and investment management fees                                 105.3              88.8             413.0             348.0
Service charges on deposit accounts                                  107.0             101.2             406.0             396.2
Investment products fees and commissions                              78.0              16.7             229.7              65.7
Trading account profits and commissions                               40.2               7.1             118.1              30.9
Investment banking revenue                                            33.1            --                 100.4            --
Securities gains                                                    --                --                  12.6               3.6
Gain on sale of credit card portfolio                               --                --                --                   9.4
Other                                                                112.2              83.6             402.0             342.6
                                                               ------------------------------------------------------------------
          Total noninterest income                                   620.1             420.5           2,256.6           1,615.2
NONINTEREST EXPENSE
Salaries                                                             328.4             239.6           1,210.9             969.3
Employee benefits                                                     53.7              49.9             222.3             217.4
Net occupancy                                                         46.8              45.7             187.4             182.0
Furniture and equipment                                               39.0              38.0             153.4             165.4
Goodwill and other intangible assets                                  37.2              31.0             143.7             113.3
Professional services                                                 26.4              22.8              71.3              70.3
Telephone                                                             18.0              14.9              69.7              59.7
Advertising and marketing                                             19.4              14.4              67.2              56.6
Other personnel costs                                                 12.7              19.5              53.0              66.6
Merger-related                                                        44.1              71.4             216.5             511.6
Other                                                                119.6              97.0             448.9             400.1
                                                               ------------------------------------------------------------------
          Total noninterest expense                                  745.3             644.2           2,844.3           2,812.3
                                                               ------------------------------------------------------------------

Income before income taxes                                           548.1             457.3           2,093.9           1,390.7
Applicable income taxes                                              198.9             168.4             766.5             552.2
                                                               ------------------------------------------------------------------
Net income                                                          $349.2            $288.9          $1,327.4            $838.5
                                                               ------------------------------------------------------------------
                                                               ------------------------------------------------------------------
Net income applicable to common equity                              $349.2            $287.5          $1,327.4            $827.9
                                                               ------------------------------------------------------------------
                                                               ------------------------------------------------------------------

EARNINGS PER COMMON SHARE
Average shares outstanding                                     722,842,350       734,764,128       733,897,845       733,550,892
Earnings per share                                                    $.48              $.39             $1.81             $1.13
                                                               ------------------------------------------------------------------
                                                               ------------------------------------------------------------------

Diluted average shares outstanding                             730,093,607       745,854,264       744,178,143       742,913,736
Diluted earnings per share                                            $.48              $.39             $1.78             $1.11
                                                               ------------------------------------------------------------------
                                                               ------------------------------------------------------------------

U.S. Bancorp
CONSOLIDATED BALANCE SHEET

                                                     December 31  December 31
(Dollars in Millions)                                       1998         1997
-------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                 $  4,772    $  4,739
Federal funds sold                                            83          62
Securities purchased under agreements to resell              461         630
Trading account securities                                   537         195
Available-for-sale securities                              5,577       6,885
Loans                                                     59,122      54,708
   Less allowance for credit losses                        1,001       1,009
                                                     ---------------------------
   Net loans                                              58,121      53,699
Premises and equipment                                       879         860
Interest receivable                                          456         405
Customers' liability on acceptances                          166         535
Goodwill and other intangible assets                       1,975       1,482
Other assets                                               3,411       1,803
                                                     ---------------------------
      Total assets                                      $ 76,438    $ 71,295
                                                     ---------------------------
                                                     ---------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                  $ 16,377    $ 14,544
   Interest-bearing                                       33,657      34,483
                                                     ---------------------------
      Total deposits                                      50,034      49,027
Federal funds purchased                                    1,255         800
Securities sold under agreements to repurchase             1,427       1,518
Other short-term funds borrowed                              683         974
Long-term debt                                            13,781      10,247
Company-obligated mandatorily redeemable preferred
 securities of subsidiary trusts holding solely the
 junior subordinated debentures of the parent company        950         600
Acceptances outstanding                                      166         535
Other liabilities                                          2,172       1,704
                                                     ---------------------------
      Total liabilities                                   70,468      65,405


Shareholders' equity:
   Common stock                                              931         925
   Capital surplus                                         1,247       1,261
   Retained earnings                                       4,456       3,645
   Accumulated other comprehensive income                     72          59
   Treasury stock                                           (736)       --
                                                     ---------------------------
      Total shareholders' equity                           5,970       5,890
                                                     ---------------------------
      Total liabilities and shareholders' equity        $ 76,438    $ 71,295
                                                     ---------------------------
                                                     ---------------------------